As filed with the Securities and Exchange Commission on April 8, 2015.

Registration No.  333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

______________________

FORM S-8

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

______________________

TALON REAL ESTATE HOLDING CORP.

(Exact name of Registrant as specified in its charter)

Utah	26-1771717
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5500 WAYZATA BOULEVARD SUITE 1070

Minneapolis, MN  55416

(Address of principal executive offices) (Zip Code)

______________________

TALON REAL ESTATE HOLDING CORP.

2013 EQUITY INCENTIVE PLAN

(Full title of the plan)

______________________

Copy to:

MG Kaminski

Chief Executive Officer

Talon Real Estate Holding Corp.

5500 Wayzata Boulevard, Suite 1070

Minneapolis, MN 55416

(612) 604-4600

(Name, address and telephone number,

including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐      Accelerated filer ☐      Non-accelerated filer ☐      Smaller reporting company ☑

Calculation of Registration Fee

Title of securities to be registered	Amount to be Registered(1)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee(3)

Common Stock, $0.001 par value per share	502,306 shares(2)	$1.785	$896,616.21	$104.19

(1)

Represents shares of Common Stock reserved for future issuance under the 2013 Equity Incentive Plan (the “Plan”). Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement includes an indeterminate number of additional shares as may be issuable under the Plan by reason of any stock dividend, stock split or similar adjustment of the outstanding shares of common stock (the “Common Stock”) of the Registrant.

(2)

Represents 502,306 additional shares of common stock reserved for future issuance under the Plan.

(3)

Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(h) under the Securities Act of 1933 based on the average of the high and low sale prices per share of the Registrant’s Common Stock as quoted on the OTC Bulletin Board on February 26, 2015.

JUMPSTART OUR BUSINESS STARTUPS ACT DISCLOSURE

We qualify as an “emerging growth company,” as defined in Section 2(a)(19) of the Securities Act of 1933, as amended (the “Securities Act”), as amended by the Jumpstart Our Business Startups Act (the “JOBS Act”). An issuer qualifies as an “emerging growth company” if it has total annual gross revenues of less than $1.0 billion during its most recently completed fiscal year, and will continue to be deemed an emerging growth company until the earliest of:

•

the last day of the fiscal year of the issuer during which it had total annual gross revenues of $1.0 billion or more;

•

the last day of the fiscal year of the issuer following the fifth anniversary of the date of the first sale of common equity securities of the issuer pursuant to an effective registration statement;

•

the date on which the issuer has, during the previous three-year period, issued more than $1.0 billion in non-convertible debt; or

•

the date on which the issuer is deemed to be a “large accelerated filer,” as defined in Section 240.12b-2 of the Securities Exchange Act of 1934 (the “Exchange Act”).

As an emerging growth company, the Company is exempt from various reporting requirements. Specifically, the Company is exempt from the following provisions:

•

Section 404(b) of the Sarbanes-Oxley Act of 2002, which requires evaluations and reporting related to an issuer’s internal controls;

•

Section 14A(a) of the Exchange Act, which requires an issuer to seek shareholder approval of the compensation of its executives not less frequently than once every three years; and

•

Section 14A(b) of the Exchange Act, which requires an issuer to seek shareholder approval of its so-called “golden parachute” compensation, or compensation upon termination of an employee’s employment.

Under the JOBS Act, emerging growth companies may delay adopting new or revised accounting standards that have different effective dates for public and private companies until such time as those standards apply to private companies. We have elected to use the extended transition period for complying with these new or revised accounting standards. Since we will not be required to comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies, our financial statements may not be comparable to the financial statements of companies that comply with public company effective dates. If we were to elect to comply with these public company effective dates, such election would be irrevocable pursuant to Section 107 of the JOBS Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

This Registration Statement on Form S-8 is being filed for the purpose of registering 502,306 shares of the Company’s common stock to be issued pursuant to the Talon Real Estate Holding Corp. 2013 Equity Incentive Plan (the “Plan”).  In accordance with Section E of the General Instructions to Form S-8, the Registration Statement previously filed with the Securities and Exchange Commission (the “Commission”) relating to the Plan (File No. 333-190618) are incorporated by reference herein.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.

Incorporation of Documents by Reference.

The following documents of Talon Real Estate Holding Corp. (the “Registrant”), filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are, as of their respective dates, incorporated herein by reference and made a part hereof:

(1)

The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the Commission on March 31, 2015, including all material incorporated by reference therein;

(2)

The Registrant’s Current Reports on Form 8-K and any amendments to such reports filed on January 29, 2015 and February 13, 2015, including all material incorporated by reference therein; and

(3)

The description of the Registrant’s Common Stock contained in its registration statement on Form 10-A, including any amendments or supplements thereto.

All reports and other documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (except for information furnished and not filed with the Commission in a Current Report on Form 8-K) after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all of the securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in and a part of this Registration Statement from the date of filing of such documents.

Any statement contained in a document incorporated, or deemed to be incorporated, by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or incorporated herein by reference or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

The documents incorporated by reference (other than exhibits to such documents unless specifically incorporated by reference) are available, without charge, upon written or oral request directed to the office of our Corporate Secretary at Talon Real Estate Holding Corp., 5500 Wayzata Boulevard, Suite 1070, Minneapolis, Minnesota 55416; telephone (612) 604-4600.

Item 4.

Description of Securities.

Not applicable.

Item 5.

Interests of Named Experts and Counsel.

Not Applicable.

Item 6.

Indemnification of Directors and Officers.

The Registrant is a Utah corporation. Section 16-10a-902 of the Utah Revised Business Corporation Act (the “Revised Act”) provides that a corporation may indemnify any individual who was, is, or is threatened to be made a named defendant or respondent (a “Party”) in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (a “Proceeding”), because he or she is or was a director of the corporation or, while a director of the corporation, is or was serving at its request as a director, officer, partner, trustee, employee, fiduciary or agent of another corporation or other person or of an employee benefit plan (an “Indemnifiable Director”), against any obligation incurred with respect to a Proceeding, including any judgment, settlement, penalty or fine, or reasonable expenses, incurred in the Proceeding if his or her conduct was in good faith and he or she reasonably believed that his or her conduct was in, or not opposed to, the best interests of the corporation, and, in the case of any criminal Proceeding, he or she had no reasonable cause to believe such conduct was unlawful. However, subsections 902(4) and (5) place certain limitations on indemnification allowed under Section 902, including that (i) indemnification in connection with a Proceeding by or in the right of the corporation is limited to payment of reasonable expenses incurred in connection with the Proceeding and (ii) the corporation may not indemnify an Indemnifiable Director in connection with a Proceeding by or in the right of the corporation in which the Indemnifiable Director was adjudged liable to the corporation, or in connection with any other Proceeding charging that the Indemnifiable Director derived an improper personal benefit, whether or not involving action in his or her official capacity, in which Proceeding he or she was adjudged liable on the basis that he or she derived an improper personal benefit.

Section 16-10a-903 of the Revised Act deals with mandatory indemnification of directors and provides that a corporation shall indemnify an Indemnifiable Director who was successful, on the merits or otherwise, in the defense of any Proceeding, or in the defense of any claim, issue or matter in the Proceeding, to which he or she was a Party because he or she is or was an Indemnifiable Director of the corporation, against reasonable expenses incurred in connection with the Proceeding or claim with respect to which he or she has been successful.

In addition to the indemnification provided by Sections 902 and 903, Section 16-10a-905 of the Revised Act addresses court-ordered indemnification and provides that an Indemnifiable Director may apply for indemnification to the court conducting the Proceeding or to another court of competent jurisdiction.

Section 16-10a-904 of the Revised Act deals with the advancement of expenses and provides that a corporation may pay for or reimburse the reasonable expenses incurred by an Indemnifiable Director who is a Party to a Proceeding in advance of the final disposition of the Proceeding, upon the satisfaction of certain conditions.

Section 16-10a-907 of the Revised Act addresses indemnification of officers and provides that (i) an officer of the corporation is entitled to mandatory indemnification under Section 903 and is entitled to apply for court-ordered indemnification under Section 905, in each case to the same extent as an Indemnifiable Director, (ii) the corporation may indemnify and advance expenses to an officer of the corporation to the same extent as an Indemnifiable Director, and (iii) a corporation may also indemnify and advance expenses to an officer who is not an Indemnifiable Director to a greater extent than the right of indemnification granted to an Indemnifiable Director, if not inconsistent with public policy, and if provided for by its articles of incorporation, bylaws, general or specific action of its board of directors, or contract.

The Registrant’s Amended and Restated Bylaws (the “Bylaws”) also provide that, subject to certain limitations described in the Bylaws, the Registrant may indemnify an individual made a party to a proceeding because he or she is or was acting in good faith as a director, officer, agent or employee of the Registrant against liability incurred in the proceeding.

The Bylaws provide that the Registrant may purchase and maintain insurance on behalf of any person who is or was one of the Registrant’s directors, officers, employees, or agents, or is or was serving at the Registrant’s request as a director, officer, employee, or agent of another corporation or other person, or of an employee benefit plan, against liability incurred by him or her in such capacity or arising out of his or her status in such capacity, whether or not the Registrant would have the power to indemnify him or her against such liability under applicable law.

The Registrant has also entered into separate indemnification agreements with each of its directors and executive officers.

Item 7.

Exemption from Registration Claimed.

Not Applicable.

Item 8.

Exhibits.

See the Exhibit Index following the signature page which is incorporated herein by reference.

Item 9.

Undertakings.

(a)

The undersigned Registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)

To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on April 8, 2015.

TALON REAL ESTATE HOLDING CORP.

By	/s/ Matthew G. Kaminski
Matthew G. Kaminski
Chief Executive Officer

We, the undersigned officers and directors of Talon Real Estate Holding Corp., hereby severally constitute MG Kaminski and Eun Stowell, and each of them singly, as true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names, in the capacities indicated below the registration statement filed herewith and any amendments to said registration statement, and generally to do all such things in our name and behalf in our capacities as officers and directors to enable Talon Real Estate Holding Corp. to comply with the provisions of the Securities Act of 1933 and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Matthew G. Kaminski	Director and Chief Executive Officer (principal executive officer)	April 8, 2015
Matthew G. Kaminski

/s/ Eun Stowell	Chief Financial Officer (principal financial and accounting officer)	April 8, 2015
Eun Stowell

/s/ Neil W. Brown	Director	April 8, 2015
Neil W. Brown

/s/ Curtis Marks	Director	April 8, 2015
Curtis Marks

/s/ Frank Elsenbast	Director	April 8, 2015
Frank Elsenbast

EXHIBIT INDEX

Exhibit	Description	Method of Filing
4.1	Form of certificate representing common shares of the Registrant	Incorporated by Reference to Exhibit 4.1 of the Registrant’s 8-K (File No. 000-53917) filed on June 7, 2013.

5.1	Opinion of Faegre Baker Daniels LLP as to the legality of the shares being registered	Filed Electronically

23.1	Consent of Faegre Baker Daniels LLP (contained in its opinion filed as Exhibit 5.1 to this Registration Statement)	Included in Exhibit 5

23.2	Consent of Baker Tilly Virchow Krause LLP	Filed Electronically

24.1	Powers of Attorney	Included on Signature Page

99.1	Talon Holding Real Estate Corp. 2013 Equity Incentive Plan	Incorporated by Reference to Exhibit 10.1 of the Registrant’s 8-K (File No. 000-53917) filed on June 7, 2013.

99.2	Form of Restricted Stock Award Agreement under the 2013 Equity Incentive Plan	Incorporated by Reference to Exhibit 10.2 of the Registrant’s 8-K (File No. 000-53917) filed on June 7, 2013.

99.3	Form of Non-Statutory Stock Option Agreement under the 2013 Equity Incentive Plan	Incorporated by Reference to Exhibit 10.3 of the Registrant’s 8-K (File No. 000-53917) filed on June 7, 2013.